Exhibit 11

1095 Avenue of the Americas New York, NY 10036-6797 +1 212 698 3500 Main +1 212 698 3599 Fax www.dechert.com

December 16, 2015

Market Vectors ETF Trust

666 Third Avenue, 9th Floor

New York, New York 10017

Re:        Registration Statement on Form N-14

Ladies and Gentlemen:

We have acted as counsel for Market Vectors ETF Trust, a Delaware statutory trust (the “Trust”), in connection with the preparation and filing of a registration statement on Form N-14 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”), relating to the proposed Agreement and Plan of Reorganization, dated September 3, 2015 (the “Reorganization Agreement”), between the Trust, on behalf of Market Vectors High Income MLP ETF and Market Vectors High Income Infrastructure MLP ETF (the “Acquiring Funds”), and Exchange Traded Concepts Trust, on behalf of Yorkville High Income MLP ETF and Yorkville High Income Infrastructure MLP ETF (the “Acquired Funds”), pursuant to which all of the assets and liabilities of each of Yorkville High Income MLP ETF and Yorkville High Income Infrastructure MLP ETF will be transferred to Market Vectors High Income MLP ETF and Market Vectors High Income Infrastructure MLP ETF, respectively, in exchange for shares of beneficial interest (“shares”) of the respective Acquiring Fund and pursuant to which each Acquired Fund will be liquidated and terminated (each, a “Reorganization”). This opinion letter is being furnished to the Trust in accordance with the requirements of Item 16 of Form N-14 under the 1933 Act, and no opinion is expressed herein as to any matter other than as to the legality of the Acquiring Fund Shares.

With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon. We have reviewed the Trust’s Amended and Restated Declaration of Trust and such other documents and matters as we have deemed necessary to enable us to render this opinion.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as copies.  In addition, we have assumed (i) the legal capacity of natural persons and (ii) the legal power and authority of all persons signing on behalf of the parties to all documents (other than the Trust).

On the basis of the foregoing and subject to the assumptions and qualifications set forth in this letter, we are of the opinion that the issuance of the Acquiring Fund Shares has been duly authorized by all necessary action on the part of the Trust and when such Acquiring Fund Shares are issued and delivered by the Trust as contemplated by the Registration Statement and the Reorganization Agreement against payment of the consideration therein described, such Acquiring Fund Shares will be validly issued, fully paid and non-assessable.

We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in proxy statement and prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dechert LLP